Exhibit 3
STANDSTILL AND SUPPORT AGREEMENT
This Standstill and Support Agreement (this “Agreement”), dated as of October 20, 2006 by and between Dendrite International, Inc., a New Jersey Corporation (the “Company”) and MMI Investments, L.P., a Delaware Limited Partnership (“MMI”).
RECITALS
      WHEREAS, as of the date of this Agreement, MMI Beneficially owns (as defined below) approximately 13.7% of the outstanding shares of common stock, no par value per share (the “Common Shares”), of the Company;
      WHEREAS, the parties hereto desire to set forth their agreement concerning the matters herein;
      NOW, THEREFORE, in consideration of the agreements, rights, obligations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
      1.1. Definitions. The following terms, as used herein, have the following meanings:
      “Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.
      “Beneficially own” has the meaning set forth in Rule 13d- 3 under the Exchange Act.
      “Claim” means any action, claim, complaint, cause of action, debt, demand or suit.
      “Control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
      “Effective Date” means the date of this Agreement.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      “Person” means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
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      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
      “Standstill Period” shall mean the period beginning on the Effective Date and ending on the earlier of (a) the fourth anniversary of the Effective Date or (b) three months following the date on which the MMI Director resigns or otherwise ceases to serve as a Director of the Company, except when such a resignation or termination of service is pursuant to Section 4.2 (subject to the last sentence of Section 4.2) or Section 4.5 (subject to the penultimate sentence of Section 4.5).
      “Voting Securities” means, with respect to any Person, any security entitled to vote for the election of directors (or other similar body) of such Person.
ARTICLE II
Representations and Warranties of MMI
      2.1. MMI represents and warrants to the Company the following:
          (a) MMI and its Affiliates are the holders of 5,992,312 Common Shares, and have full voting and investment power with respect to such shares; and
          (b) Prior to the Effective Date and except to the extent disclosed in its filings on Schedule 13D, MMI did not form and was not a member of a “group” (as that term is given meaning in Section 13(d)3 of the Exchange Act) with respect to the Common Shares and did not otherwise act in concert with any other Person in respect of the Common Shares.
ARTICLE III
Standstill Arrangements
      3.1. Prohibited Actions. During the Standstill Period, MMI will not, and MMI will cause its Affiliates not to:
          (a) (i) other than as contemplated in this Agreement, solicit proxies for the voting of any Voting Securities of the Company or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” to vote, or become a “participant” in any “election contest” (as such terms are used in Regulations 14A and 14B under the Exchange Act) involving the Company or its securities, (ii) call or seek to call, directly or indirectly, any special meeting of shareholders of the Company for any reason whatsoever, (iii) execute any written consent in lieu of a meeting of shareholders except a written consent solicited by or on behalf of the board of directors of the Company (the “Board”);
          (b) form, join, or in any way participate, in a “group” (as that term is given meaning in Section 13(d)3 of the Exchange Act) with respect to the Common Shares or otherwise act in concert with any Person in respect of the Common Shares, except as required to comply with this Agreement or as previously disclosed in MMI’s filings on Schedule 13D;

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          (c) deposit any Voting Securities of the Company in a voting trust or, other than as set forth in Section 5.1 of this Agreement, subject any such Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities;
          (d) other than as a Director of the Company pursuant to non-public communications with Directors or officers of the Company, seek any change in the composition of the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board or to nominate any person to serve on the Board, in each case other than as specified in this Agreement;
          (e) submit any proposal for consideration by the shareholders of the Company at any shareholder meeting without the prior written consent of the Board;
          (f) (i) make any statement (to any third party or by public announcement) relating to the willingness of MMI or any of its Affiliates to pursue any action prohibited by this Agreement, (ii) make any statement (to any third party or by public announcement) relating to any of the matters covered by this Agreement without the prior written consent of the Company (which will not be unreasonably withheld), or (iii) (A) disparage or criticize the Company or its Affiliates, or their respective current or former officers, directors or employees, to competitors, current employees, vendors, customers or any other Person (except in non-public communications to Directors or officers of the Company), or (B) make or solicit any comments, statements or the like to the media or to others (except in non-public communications to Directors or officers of the Company) that may be considered derogatory or detrimental to the good name or business reputation of the Company; provided, however, that the foregoing subparagraphs (i), (ii) and (iii) do not limit MMI from responding to legal process or governmental inquiry or otherwise complying with applicable laws or regulations;
          (g) other than as a Director of the Company pursuant to communications with Directors or officers of the Company, seek to change (i) the material business policies of the Company, (ii) the capitalization or dividend policies of the Company or (iii) any charter or by-laws or other organizational documents of the Company;
          (h) institute, prosecute or pursue against the Company (or any of its officers, Directors, representatives, trustees, employees, attorneys, advisors, agents, Affiliates or associates) (a) any Claim with respect to any action approved by a majority of the Directors that is only properly assertable derivatively in the right of the Company or (b) any Claim on behalf of a class of the Company’s security holders; provided, however, that the foregoing does not limit the Company or MMI from enforcing this Agreement or from pursuing Claims not relating to or arising under this Agreement; or
          (i) other than as a Director of the Company pursuant to non-public communications with Directors or officers of the Company, initiate, advise, solicit, assist, facilitate, finance, or encourage or otherwise participate in the taking of any of the foregoing actions by any other Person;
      Notwithstanding anything to the contrary above, nothing in this Section 3.1 shall require MMI or its Affiliates, including the MMI Director, to breach any applicable law, or require the MMI Director, in his capacity as a director, to act in a manner which the

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MMI Director, in good faith and following consultation with outside counsel, determines is inconsistent with his fiduciary duties as a Director of the Company.
      3.2. During the Standstill Period, the Company will not, and the Company will cause its Affiliates not to (A) disparage or criticize MMI or its Affiliates, or their respective current or former officers, directors or employees, to competitors, current employees, vendors, customers or any other Person (except in non-public communications to Directors or officers of the Company or MMI), or (B) make or solicit any comments, statements or the like to the media or to others (except in non-public communications to Directors or officers of the Company or MMI) that may be considered derogatory or detrimental to the good name or business reputation of MMI.
ARTICLE IV
The Board of Directors and Committees
      4.1. Election of MMI Director. Promptly after the date hereof, the Company shall cause (A) the total number of members of the Board to be increased by one member over the number authorized as of the date of such notice, and (B) the vacancy so created to be filled with one individual designated by MMI and approved by a majority of the Directors, which approval may not be unreasonably withheld (the “MMI Director”). The initial MMI Director shall be Clay Lifflander. Thereafter, with respect to each annual meeting of shareholders of the Company until the earlier of (i) the expiration of the Standstill Period, and (ii) the date on which MMI Beneficially owns less than ten percent (10%) of the outstanding Common Shares (the “Specified Equity Percentage”), unless the MMI Director resigns or is removed pursuant to Section 4.3, the Company shall use its reasonable best efforts to cause its Directors to solicit proxies for, and recommend that the Company’s shareholders vote in favor of, the MMI Director.
      4.2. Replacement Notice for MMI Director. In the event that the MMI Director (a “Withdrawing MMI Director”) designated in the manner set forth in Section 4.1 is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, MMI shall promptly after such MMI Director ceases to be a member of the Board but in no event later than 5 days of such removal or withdrawal provide notice to the Company if it intends to replace such Withdrawing MMI Director (the “Substitute MMI Director”) pursuant to this Section 4.2 (the “Replacement Notice”); provided, however that nothing herein shall limit a removal or withdrawal pursuant to Section 4.3. The Substitute MMI Director will be designated by MMI in consultation with the Board and subject to the Board nomination process. The Company shall promptly, upon the request of MMI, use its reasonable best efforts to cause the election or appointment of such Substitute MMI Director (who will be any person approved by a majority of the Directors, which approval may not be unreasonably withheld) to replace the Withdrawing MMI Director. Following such election or appointment, the Substitute MMI Director shall become the MMI Director. The right to designate a Director pursuant to this Section 4.2 is personal to MMI and may not be transferred in any manner except to a wholly owned Affiliate of MMI. Notwithstanding anything in this Agreement to the contrary, the MMI Director is permitted to resign or otherwise withdraw from, or cease to serve on, the Board at any time in his

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sole discretion and if he resigns, otherwise withdraws from, or ceases to serve on, the Board, and no Replacement Notice is given, the Standstill Period and this Agreement shall terminate three months following such resignation, withdrawal or cessation.
      4.3. Resignation of MMI Director. Upon expiration of the Standstill Period or in the event that MMI Beneficially owns less than the Specified Equity Percentage at any time during the Standstill Period or in the event MMI challenges the validity of, or is in material non-compliance with any of the terms of, this Agreement, the Board may at such time request the MMI Director to resign from the Board, and within five (5) calendar days following such request, the MMI Director shall resign from the Board. The Company’s Certificate of Incorporation or by-laws may provide that in the event that MMI and its Affiliates Beneficially own less than the Specified Equity Percentage or in the event MMI challenges the validity of, or is in material non-compliance with any of the terms of this Agreement, the Board may vote to remove the MMI Director without necessity of any action whatsoever on the part of the MMI Director or MMI, which removal shall be immediately effective.
      4.4. Compliance. The MMI Director shall comply with the charter and by-laws or other organizational documents of the Company, the Board’s policies and procedures including, without limitation, its corporate governance guidelines, and all other requirements applicable to the Company’s Board members as in effect from time to time. The Company shall provide copies of these documents and written guidance to the MMI Director to ensure compliance. Following a failure to comply with the foregoing, the Board may at such time request the MMI Director to resign from the Board, and within five (5) calendar days following such request, the MMI Director shall resign from the Board. The Company’s Certificate of Incorporation or by-laws may provide that in such event, the Board may vote to remove the MMI Director without necessity of any action whatsoever on the part of the MMI Director or MMI, which removal shall be immediately effective.
      4.5. Committees. The Company shall use reasonable best efforts to cause the election of the MMI Director to serve on the nominating committee (or other similar committee performing the functions typically performed by the nominating committee) subject at all applicable times to such MMI Director being “independent” in accordance with all applicable listing organization requirements and provided that such MMI Director shall comply with the nominating committee’s governance requirements, charter, policies, procedures and all other requirements applicable to nominating committee’s members. During the Standstill Period, the Company shall not create an executive or other special committee of the Board with authority to act on behalf of the Company or the Board without the consent of the MMI Director; provided, however, that such consent shall not be required if, upon the advice of Company outside counsel, the MMI Director would not be eligible to serve on such committee as a result of a potential conflict of interest, lack of independence or other legal or fiduciary limitation; provided further that should the MMI Director, after consultation with outside counsel, determine in good faith that he is eligible to serve on such committee, he may resign from the Board and the Standstill Period shall terminate forthwith (without the three month tail period set forth in the definition of the Standstill Period). For the avoidance of doubt, nothing herein shall restrict the ability of the Board to form a committee for the purpose of reviewing any matter and making recommendations to the Board.

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ARTICLE V
Voting Matters
      5.1. Board of Directors; Other. MMI agrees that in exercising its voting rights on the election of directors of the Company or as set forth below, whether at an annual or special meeting of shareholders of the Company whether by written consent, proxy or otherwise, and whether or not at an adjourned meeting, MMI shall vote all its Voting Securities of the Company (a) for the election to the Board of the individuals nominated or designated by the Board (or any nominating or similar committee of the Board), and (b) for any amendment to the Company’s Certificate of Incorporation or by-laws intended to make effective the provision of Sections 4.3 and 4.4 of this Agreement.
      5.2. Quorum. During the Standstill Period, MMI, as holder of Voting Securities of the Company, shall be present, in person or by proxy, at any meeting of shareholders of the Company for the purpose, among others, if any, to elect directors, so that all such Voting Securities may be counted for the purpose of determining the existence of a quorum at such meeting.
ARTICLE VI
Confidentiality
      6.1. Confidentiality. MMI agrees (i) to keep confidential all proprietary and non-public information regarding the Company and its Affiliates received through MMI Director, or otherwise, and not to disclose or reveal any such information to any person other than its general partners and officers, legal counsel, and if they agree to be bound by this Section 6.1 and following written consent from the Company, which consent shall not be unreasonably withheld, other advisors (“Permitted Representatives”) and to cause those Permitted Representatives to observe the terms of this Section 6.1, (ii) not to use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by MMI in the Company, and (iii) not to use such proprietary and non-public information in a manner that is competitive against or otherwise harmful to the Company; provided that nothing herein shall prevent MMI from disclosing any such information that (a) is or becomes generally available to the public in accordance with applicable law other than as a result of a disclosure by MMI or its Permitted Representatives or its Affiliates or subsidiaries or in violation of this Section 6.1 or any other legal or fiduciary duty of such Person, (b) was within MMI’s possession or developed by it prior to being furnished with such information (provided that the source of such information was not known after reasonable inquiry by MMI to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information); (c) becomes available to MMI on a non-confidential basis from a source other than the Company (provided that such source is not known after reasonable inquiry by MMI to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information); or (d) is required to be disclosed by law or order (provided that prior to such disclosure, MMI shall, unless prohibited by law or order, promptly notify the Company of any such disclosure).

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ARTICLE VII
Miscellaneous
      7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed in all respects by the Laws of the State of New Jersey. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the United States District Court for the District of New Jersey in New Jersey or any court in the state of New Jersey, so long as one of such courts shall have subject matter jurisdiction over such Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.6 shall be deemed effective service of process on such party.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      7.2. Binding Effect. This Agreement shall inure to the benefit of and be legally binding upon all heirs, personal representatives, executors, legal representatives, successors and assigns of the parties. This Agreement may not be assigned without the prior written consent of the parties hereto and this Agreement is not made for the benefit of any person not a party hereto. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.
      7.3. Entire Agreement; Amendment. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by all parties to this Agreement.
      7.4. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.
      7.5. Waiver; Remedies. No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part any party hereto of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor

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will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.
      7.6. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or UPS or Federal Express next day air and will be deemed given when so delivered (if on a business day before 5:00 P.M. or, if not, then on the next business day) by hand or telecopied, when e-mail confirmation is received (delivery receipt) if delivered by e-mail (if on a business day before 5:00 P.M. or, if not, then on the next business day), or three business days after being so mailed (one business day in the case of express mail or UPS or Federal Express next day air). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Agreement.
      Notices given under this Agreement shall be to those addresses set forth below:
Dendrite International, Inc.
1405 U.S. Highway 206 South
Bedminster, NJ 07921
Attn: General Counsel
Telephone: (908) 443-2203
Facsimile: (908) 443-4369
MMI Investments, L.P.
1370 Avenue of the Americas
New York, New York 10019 Attn: Alan L. Rivera, Esq.
Telephone: 212-586-4333, ext. 16
Facsimile: 212-586-0340
      7.7. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
      7.8. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms or provisions of this Agreement, the party who is or is to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that any such default or breach or threatened default or breach would cause irreparable injury, that the remedies at law for any such default or breach or threatened default or breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

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      7.9. Term. This Agreement shall terminate upon expiration of the Standstill Period.

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Signature Page to Standstill and Support Agreement
      IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

DENDRITE INTERNATIONAL, INC.
By:
Name:
Title:

MMI INVESTMENTS, L.P.
By:
Name:
Title:

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